Consent of Independent Registered Public Accounting Firm

The Board of Directors

Tributary Funds, Inc.:

We consent to the use of our reports dated May 29, 2014, incorporated herein by reference, and to the references to our firm under the headings “Tributary Funds Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP
July 28, 2014
Chicago, Illinois